James M. Karis

Chairman of the Board

Marina Biotech, Inc.

August 2, 2012

J. Michael French

Marina Biotech, Inc.

President & CEO

3830 Monte Villa Parkway
Bothell, Washington 98021

jmfrench@marinabio.com

Re: Supplemental Work

Dear Michael:

You and Marina Biotech, Inc. (the “Company”) entered into an Employment Agreement originally dated June 10, 2008 (as replaced, amended or modified from time to time, the “Agreement”). The Company, the Board, and myself as Chair are very appreciative of the work you have done and continue to do for the Company. The Company and its Board recognize the effect the financial state of the Company has had on its employees and management.

The Board therefore yesterday explicitly approved and ratified that, notwithstanding anything to the contrary in the Agreement, you may engage in consulting and other similar work, not directly competitive with the Company, while employed by the Company. This supplemental work will not be deemed a breach of any duty or obligation to the Company, or any agreement with the Company, including without limitation the Agreement.

Please sign this letter below in confirmation and agreement.

Very truly yours,

/s/ James M. Karis

James M. Karis
Chairman of the Board

Confirmed and Agreed:

/s/ J. Michael French
J. Michael French